Exhibit 99.1

VITAMIN SHOPPE, INC.	NEWS RELEASE

300 Harmon Meadow Blvd
Secaucus, NJ 07094
(201) 868-5959
www.vitaminshoppe.com

VITAMIN SHOPPE, INC. ANNOUNCES ENHANCEMENTS TO BOARD OF DIRECTORS

Secaucus, NJ (January 12, 2016) – The Vitamin Shoppe®, a multi-channel specialty retailer and manufacturer of nutritional products, today announced a number of enhancements to its board of directors, consistent with best-in-class corporate governance practices.

The board will rotate the role of lead director for the second time since the Company’s October 28, 2009 initial public offering. David Edwab, who served as lead director since April 2011, has stepped down from that role and John Bowlin, who became a member of the Vitamin Shoppe board in October 2014, will now serve as lead director.

Separately, the board intends to add two new independent directors over the next 60 to 90 days. The Vitamin Shoppe will identify one candidate and Carlson Capital, one of the Vitamin Shoppe’s largest shareholders, will propose another candidate (subject to acceptability to the board of directors), under an agreement reached between the Vitamin Shoppe and Carlson Capital. Immediately following the 2016 Annual Meeting of Shareholders, it is expected that the board will return to its current size.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2016, Richard Markee, who has served as the Company’s Executive Chairman since March 2011, elected not to renew his employment agreement upon its scheduled expiration, consistent with the Company’s long term succession plan. Mr. Markee will remain an integral part of the Vitamin Shoppe in his role as Non-Executive Chairman of the Board.

Colin Watts, Chief Executive Officer of the Vitamin Shoppe, commented, “Rick has been a great resource and partner for me during my first year at the Vitamin Shoppe. I look forward to welcoming new board members, as well as Rick’s ongoing guidance, valuable insight and oversight expertise in his new role as Non-Executive Chairman of the Board as the Company moves ahead with its customer reinvention journey.” Mr. Watts further commented, “As we embark on this multi-year journey, we are keenly focused on top line growth and optimizing cost efficiencies. We have been working with a leading reinvention firm to help with this process. We also plan to engage outside expertise to assist us with optimizing cost efficiencies as we move ahead with rolling out our reinvention strategy. We remain keenly focused on driving shareholder value as evidenced by our recent successful efforts to continue to optimize the Company’s balance sheet and accelerate share buybacks.”

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to adding individuals to the Company’s board of directors which is subject to the Board’s exercise of its fiduciary duties and satisfactory completion of its customary due diligence process (including its review of a questionnaire for director nominees, a background check and interviews) and (ii) such individuals qualifying as “independent” pursuant to NYSE listing standards and having the relevant financial and business experience to be a director of the Company. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control. The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourt Nutrition and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website.

CONTACTS:
Investors:	Media:
Kathleen Heaney	Meghan Biango
646-912-3844	Manager, Corporate Communications
ir@vitaminshoppe.com	201-552-6017
meghan.biango@vitaminshoppe.com